Exhibit 99.1

For Immediate Release	April 24, 2008
Parkvale Financial Corporation, Monroeville, PA
announces increased earnings for the third quarter of fiscal 2008
Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the quarter ended March 31, 2008 of $3.5 million or $0.64 per diluted share, up 22.8% (28.0% on a per share basis) from net income of $2.9 million or $0.50 per diluted share for the quarter ended March 31, 2007. The $654,000 increase in net income for the March 2008 quarter reflects an increase in net interest income of $495,000 and the absence of a charge for the early extinguishment of debt of $625,000 incurred during the March 2007 quarter. These items were partially offset by higher provision for income taxes of $161,000, a $72,000 increase in the provision for loan losses and lower gains on the sale of assets (net) of $275,000 during the March 2008 quarter. Net interest income increased to $10.0 million from $9.6 million for the prior period, as the average yield on interest-earning assets increased along with a slight decrease in the average rate on interest-bearing liabilities.
The higher loan loss provision relates to a higher level of classified assets, as non-performing assets increased by $7.8 million or 116% compared to March 2007. At March 31, 2008, the ratio of non-performing assets to total assets was 0.78%, compared to 0.34% at June 30, 2007 and 0.37% at March 31, 2007. The allowance for loan losses as a percentage of gross loans was 1.26% at March 31, 2008, compared to 1.14% at June 30, 2007 and 1.17% at March 31, 2007. As mentioned above, other expenses in 2007 included $625,000 (pre-tax) on the early extinguishment of debt. Return on average equity was 10.64% for the March 2008 quarter, up from 8.93% for the March 2007 quarter.
For the nine month period ended March 31, 2008, net income was $10.7 million or $1.93 per diluted share, up 9.5% (12.9% on a per share basis) from net income of $9.8 million or $1.71 per diluted share for the nine-month period ended March 31, 2007. The $936,000 increase in net income for the March 2008 nine months reflects increases of $1.2 million in net interest income and $473,000 in noninterest income and a decrease in income tax expense of $483,000, offset by increases in provision for loan losses of $755,000 and noninterest expense of $477,000. Net interest income for the nine months ended March 31, 2008 increased to $29.8 million from $28.5 million for the nine months ended March 31, 2007. Return on average equity was 10.97% for the nine months ended March 2008 compared to 10.32% for the nine months ended March 2007.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Timothy G. Rubritz Chief Financial Officer (412) 373-4817 email: timothy.rubritz@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
Total interest income	$24,535	$24,332	$74,325	$72,943
Total interest expense	14,488	14,780	44,565	44,395

Net interest income	10,047	9,552	29,760	28,548
Provision for loan losses	376	304	1,367	612

Net interest income after provision for losses	9,671	9,248	28,393	27,936
Gain on sale of assets (writedown) on securities	(19)	256	(19)	380
Total other non-interest income	2,572	2,335	8,240	7,368
Total non-interest expense	7,122	7,552	21,620	21,143

Income before income taxes	5,102	4,287	14,994	14,541
Income tax expense	1,576	1,415	4,249	4,732

Net income	$3,526	$2,872	$10,745	$9,809

Basic earnings per share	$0.65	$0.51	$1.95	$1.73
Diluted earnings per share	$0.64	$0.50	$1.93	$1.71
Cash dividends per share	$0.22	$0.20	$0.66	$0.60

SELECTED FINANCIAL DATA
(In Thousands except per share data)

	March 31,	June 30,	March 31,
	2008	2007	2007
Total assets	$1,856,807	$1,844,231	$1,825,311
Savings deposits	1,490,174	1,469,084	1,444,990
Total loans, net	1,181,982	1,234,397	1,251,612
Loan loss reserves	15,044	14,189	14,804
Non-performing assets	14,503	6,196	6,710
Ratio of non-performing assets to total assets	0.78%	0.34%	0.37%
Allowance for loan losses as a % of gross loans	1.26%	1.14%	1.17%
Total stockholders’ equity	$130,292	$129,670	$128,848
Book value per share	23.77	23.10	22.73

OTHER SELECTED DATA

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
Average yield earned on all interest-earning assets	5.68%	5.56%	5.75%	5.53%
Average rate paid on all interest-earning liabilities	3.42%	3.46%	3.51%	3.44%
Average interest rate spread	2.26%	2.10%	2.24%	2.09%
Return on average assets	0.77%	0.62%	0.78%	0.70%
Return on average equity	10.64%	8.93%	10.97%	10.32%
Non-interest expense to average assets	1.55%	1.63%	1.57%	1.51%